EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-125502, 333-116141 and 333-109779 on Form S-8, Registration Statement No. 333-115153 on Form S-3 and in Amendment No. 1 of Registration Statement No. 333-139577 on Form S-4, of our reports relating to the financial statements of Citadel Broadcasting Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment) and management’s report on the effectiveness of internal control over financial reporting dated March 15, 2007, appearing in this Annual Report on Form 10-K of Citadel Broadcasting Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 15, 2007